Filed Pursuant to Rule 424(b)(4)
Registration No. 333-283539
PROSPECTUS

Momentus Inc.
230,000 Shares of Common Stock
Pre-Funded Warrants to Purchase up to 570,000 Shares of Common Stock,
Warrants to Purchase up to 800,000 Shares of Common Stock,
Placement Agent Warrants to Purchase up to 40,000 Shares of Common Stock,
Up to 1,410,000 Shares of Common Stock Issuable upon Exercise of Pre-Funded Warrants, Warrants and Placement Agent Warrants
Momentus Inc. (the “Company,” “Momentus,” “we,” “our” or “us”) is offering on a best efforts basis 230,000 shares of our Class A common stock, par value $0.00001 per share (the “Common Stock”), at a public offering price of $6.20 per share, with accompanying warrants to purchase up to 230,000 shares of the Common Stock (the “Warrants”). The shares of Common Stock and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.
The public offering price for each share of Common Stock and accompanying Warrant is $6.20. Each Warrant will have an exercise price per share of $6.08 and will be immediately exercisable. The Warrants will expire on the 5-year anniversary of the original issuance date.
In order to regain compliance with the Minimum Bid Price Requirement (as defined herein), on December 4, 2024 the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock Split was effective at the opening of trading on Nasdaq on December 13, 2024 (the “Effective Date”).
We are also offering to a certain purchaser whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants to purchase up to 570,000 shares of Common Stock (the “Pre-Funded Warrants”), in lieu of shares of Common Stock. The purchase price of each Pre-Funded Warrant is equal to the public offering price for the Common Stock in this offering, minus $0.00001. Each Pre-Funded Warrant is exercisable for one (1) share of the Common Stock and has an exercise price of $0.00001 per share. The securities will be offered at a fixed price and are expected to be issued in a single closing. We expect that the closing of the offering will occur on or about December 18, 2024 but no later than one trading day after we price the securities offered hereby. When we price the securities, we will simultaneously enter into securities purchase agreements relating to the offering with those investors who so choose. The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). That is, on the closing date, we will issue the shares of Common Stock directly to the account(s) at the Placement Agent identified by each purchaser; upon receipt of such shares, the Placement Agent shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the Placement Agent (or its clearing firm) by wire transfer to us. Unless otherwise noted, all share, per share, and pricing information relating to our Common Stock in this registration statement is presented on a Pre-Split Basis.
We collectively refer to the shares of Common Stock, the Warrants and the Pre-Funded Warrants offered hereby and the shares of Common Stock underlying the Warrants and the Pre-Funded Warrants as the “securities.”
The Common Stock is listed on the Nasdaq under the symbol “MNTS.” On December 16, 2024, the last reported sale price of the Common Stock on Nasdaq was $7.84 per share. There is no established public trading market for the Warrants or the Pre-Funded Warrants and we do not expect a market to develop for either security. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited. In addition, we do not intend to list the Warrants or the Pre-Funded Warrants on Nasdaq, any other national securities exchange, or any other trading system.
We have engaged A.G.P./Alliance Global Partners (whom we refer to herein as the “Placement Agent”) to act as our exclusive placement agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.
There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our securities involves risks. See the section entitled “Risk Factors” on page 11 of this prospectus to read about factors you should consider before buying our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total(2)
Public offering price	$6.20	$6.19999	$4,959,994.30
Placement Agent fees(1)	$0.434	$0.43399	$347,199.60
Proceeds to us, before expenses	$5.766	$5.76599	$4,612,794.70
(1)
We have agreed to pay the Placement Agent a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering. In addition, we have agreed to reimburse certain expenses of the Placement Agent in connection with this offering and to issue to the Placement Agent, or its designees, placement agent warrants (the “Placement Agent Warrants”) to purchase up to 40,000 shares of Common Stock, which is equal to five percent (5%) of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold by us in this offering. The Placement Agent Warrants are immediately exercisable for a period of five years at an exercise price equal to 110% of the public offering price per share of Common Stock and accompanying Warrant. See “Plan of Distribution” on page 26.

(2)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of any warrants being issued in this offering.
Delivery of the securities to purchasers in the offering is expected on or about December 18, 2024.
Sole Placement Agent
A.G.P.
The date of this prospectus is December 17, 2024.

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ABOUT THIS PROSPECTUS
We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Incorporation of Certain Information by Reference.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.
Neither we nor the Placement Agent have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell to any person, or a solicitation of an offer to purchase from any person, the securities offered by this prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation of an offer.
The Placement Agent is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, and the information in the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our securities. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.
Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys, and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys, and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed.
Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, including in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 6, 2024, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including our Form 10-K/A filed on September 16, 2024. Accordingly, you should not place undue reliance on this information.
For investors outside the United States: We and the Placement Agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding Momentus’ or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “contemplate,” “objective,” “target,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•	Momentus’ strategy, future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects, and plans;
•	the potential future capabilities of Momentus’ technology, including its water plasma propulsion technology;
•	projections of market growth and size;
•	anticipated progress and timeline of any testing of Momentus’ technology and any launch status of Momentus’ satellite transportation systems;
•	expansion plans and opportunities; and
•	the outcome of any known and unknown litigation and regulatory proceedings.
The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	the ability of the Company to finance its operations;
•	the ability of the Company to obtain licenses and government approvals for its missions, which are essential to its operations;
•	the ability of the Company to effectively market and sell satellite transport services and planned in-orbit services;
•	the ability of the Company to protect its intellectual property and trade secrets;
•	the development of markets for satellite transport and in-orbit services;
•	the ability of the Company to develop, test and validate its technology, including its water plasma propulsion technology;
•	delays or impediments that the Company may face in the development, manufacture and deployment of next generation satellite transport systems;
•	the ability of the Company to convert backlog or inbound inquiries into revenue;
•	changes in applicable laws or regulations and extensive and evolving government regulations that impact operations and business, including export control license requirements;
•	the ability to attract or maintain a qualified workforce with the required security clearances and requisite skills;
•	level of product service or product or launch failures or delays that could lead customers to use competitors’ services;
•	investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings;
•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and/or

•	other risks and uncertainties described in this prospectus, including those under the section titled “Risk Factors.”
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and any accompanying prospectus supplements. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein this prospectus and the information set forth under the headings “Risk Factors.”
The Company
Momentus is a U.S. commercial space company that offers satellites, satellite buses, and other satellite components, transportation and infrastructure services, including hosted payloads and other in-orbit services to help enable the commercialization of space. Satellite operators are our principal customers and target customers. Momentus offers satellites and satellite buses and technology designed to meet the specific needs of government and commercials customers. The Company also performs analysis and provides engineering services to U.S. Government organizations.
Products that we provide or plan to provide include satellites, satellite buses, solar arrays, and other satellite components. Our satellites and satellite technologies offer competitive advantages to customers such as greater payload capability, significant on-orbit power, flexibility of design and ability to accommodate a range of sensors, communications equipment, and other space instruments, low cost, and speed of delivery.
Our Tape Spring Solar Array (“TASSA”) is an innovative solar array that Momentus is developing. It offers the potential to produce power at substantially lower cost than competing arrays. It also has important advantages from its ability to be deployed and retracted to protect the array from in-space collisions with debris and to more easily maneuver the satellite to different locations or adjust its characteristics.
Services that we provide or plan to provide include “last mile” satellite transportation, payload-hosting, on-orbit satellite refueling, on-orbit inspection, on-orbit satellite maintenance, de-orbiting, debris removal, and other satellite-to-satellite service offerings. We believe our planned service offerings will increase deployment options for satellite operators and lower their operating costs relative to traditional approaches while also minimizing environmental impact given our choice of water as a propellant.
We plan to provide these services with Orbital Service Vehicles (“OSVs”) that we design and manufacture. While we plan to eventually operate a family of progressively larger and more capable OSVs, we are currently focused on the first vehicle of the family, Vigoride, which will primarily operate in low-earth orbit (LEO). We believe that Vigoride, has the ability to deliver fast, versatile, and cost-effective transportation and infrastructure services to our customers. We conducted our inaugural test and demonstration mission with Vigoride in 2022 as well as two additional test and demonstration missions during 2023. The Company plans to use technological milestones like completion of development of Block 2.2 configuration of the Vigoride OSV, MET propulsion, and TASSA in space, and experience gained in both satellite deployment and hosted payloads as standards to build new OSVs and explore commercial opportunities.
Our transportation service offering focuses on delivering our customers’ satellites to precision orbits of their choosing. To accomplish this, we partner with leading launch service providers, such as SpaceX to “ride share” our customer’s satellites from Earth to space on a midsized or large rocket. Customer satellites can also be carried aboard small launch vehicles for dedicated missions. Our OSVs would then provide “last mile” transportation services from the rocket’s drop-off orbit to a custom orbit of the satellite operator’s choosing. We believe this “hub-and-spoke” model has the potential to expand our customers’ deployment options relative to what they would be able to achieve with ride share launch alone, while reducing their costs relative to what they could achieve with a dedicated small launch vehicle. Over time, we plan to begin introducing additional services beyond transportation.
Our OSVs will initially be expendable, meaning they will be used to perform services before they de-orbit themselves upon completion of their first mission. However, our goal is to eventually make our OSVs reusable, or capable of remaining in space to conduct follow-on missions, which has the potential to lower our cost to deliver services to our customers. To achieve reusability, we need to develop additional technologies that will allow our vehicles to locate and navigate to customer satellites in space, physically connect to them, and perform a variety of robotic operations including fluid transfer.

We are also offering variants of our Vigoride OSV to government and commercial customers as a traditional bus manufacture and satellite prime contractor. Vigoride, and its variants, M-500 and M-1000, are being offered to provide payload technology demonstrations as well as forming the space infrastructure backbone for constellations of satellites.
Momentus offers or plans to offer production and operation of small satellites to meet a range of defense, government, and commercial needs such as communications, tracking of missiles, remote sensing, and space domain awareness. There is a growing need for such capabilities for defense, government, and commercial customers. Technologies used to support the Hosted Payload market are directly applicable to offering customer-owned satellites for use in constellations. Momentus is offering high-volume production of busses, based on Vigoride’s technologies, and integrating customer’s unique payloads for a variety of missions ranging from communications to Earth Observation. This market heavily leverages prior investments in satellite technology to access a large and growing market segment. We introduced variants of Vigoride tailored specifically for constellation applications as M-500 and M-1000 in August 2023.
For a further description of the risks associated with our business, see “Risk Factors.” Investors are cautioned to review the following description of Momentus’ business together with the entirety of this prospectus, including the within-mentioned risk factors.
Nasdaq Deficiency
Our Common Stock is currently listed for quotation on the Nasdaq Capital Market. We are required to meet Nasdaq listing rules in order to maintain such listing.
On March 27, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that, based upon the closing bid price of the Common Stock, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Original Notice”). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).
As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”).
The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”) to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024 where the stockholders approved a reverse stock split, should it be necessary, as part of the Company’s plan to regain compliance with Nasdaq rules.

There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other applicable Nasdaq listing rules, that the Company will be able to successfully implement a reverse stock split if it decides to pursue one, that the Panel will grant the Company’s request for a suspension of delisting on Nasdaq, or that the Company’s appeal of the delisting determination will be successful.
2024 Reverse Stock Split
In order to regain compliance with the Minimum Bid Price Requirement, on December 4, 2024 the board of directors of the Company approved a reverse stock split ratio of 1-for-14 approved by the stockholders of the Company on December 2, 2024 (the “Reverse Stock Split”). The Reverse Stock Split was effective at the opening of trading on Nasdaq on December 13, 2024 (the “Effective Date”).
Going Concern Uncertainty
Our consolidated interim financial statements are prepared assuming that the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date the consolidated interim financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is dependent on the Company’s ability to successfully raise capital to fund its business operations and execute on its business plan. To date the Company remains heavily focused on growth and continued development of its proprietary technology, and as a result, it has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally and the Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern. This is reflected by the Company’s incurred net loss of $23.1 million for the nine months ended September 30, 2024, and accumulated deficit of $396.1 million as of September 30, 2024. Additionally, the Company used net cash of $10.9 million to fund its operating activities for the nine months ended September 30, 2024, and had cash and cash equivalents of $0.8 million as of September 30, 2024.
Pursuant to the requirements of ASC Sub-Topic 205-40, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated interim financial statements are issued. This evaluation does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented or are not within control of the Company as of the date the consolidated interim financial statements are issued. When substantial doubt exists, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the consolidated interim financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated interim financial statements are issued.
In connection with the preparation of the consolidated interim financial statements for the nine months ended September 30, 2024, management conducted an evaluation and concluded that there were conditions and events, considered in the aggregate, which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of such consolidated interim financial statements. The Company believes that its current level of cash and cash equivalents are not sufficient to fund its regular operations, scaling of commercial production, and maintain its existing services and products. These conditions raise substantial doubt regarding its ability to continue as a going concern for a period of at least one year from the date of issuance of these consolidated interim financial statements. In order to proceed with the Company’s business plan and operating strategy, the Company will need to raise substantial additional capital to fund its operations. Until such time, if ever, the Company can generate revenues sufficient to achieve profitability, the Company expects to finance its operations through equity or debt financings, which may not be available to the Company on the timing needed or on terms that the Company deems to be favorable. In an effort to alleviate these conditions, the Company continues to seek and evaluate all opportunities to access additional capital through any available means.
As a result of these uncertainties, and notwithstanding management’s plans and efforts to date, there is substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to raise substantial additional capital in the near term, the Company’s operations and business plan will need to be scaled back or halted altogether. Additionally, if the Company is able to raise additional capital but that capital is insufficient to provide a bridge to full commercial production at a profit, the Company’s operations could be severely curtailed or cease entirely and the Company may not realize any significant value from its assets.
Litigation Update
On September 16, 2024, the U.S. District Court for the Northern District of California issued an order primarily approving the settlement and providing for notice of the settlement to stockholders of the Company in the matters captioned Hanna v. Kabot, et al., Case No. 5:23-cv-00374 (N.D. Cal.); Rivlin v. Kabot, et al., Case No. 2:23-cv-03120 (C.D. Cal.); Lindsey v. Quiroga, et al., Case No. 20230674 (Del. Ch.); and the litigation demand made by Momentus stockholder, Kamal Qureshi (collectively, the “Derivative Matters”). The proposed settlement calls for the Company to adopt certain corporate governance reforms and pay lead plaintiffs’ attorney’s fees, litigation expenses, and lead plaintiff service awards. Plaintiffs have moved for final approval of the proposed settlement to resolve all three actions. The settlement approval motion was set to be heard on November 21, 2024. On November 14, 2024, with no parties or the court having received any objection to the proposed settlement, the court took the settlement approval motion under consideration without oral argument.
On March 24, 2023, Lev Khasis filed a verified complaint against the Company in the Delaware Court of Chancery (Case. No. 2023-0361) seeking indemnification and advancement of expenses from the Company. On April 17, 2023, the Company filed a motion to dismiss. On May 16, 2023. Mr. Khasis filed an amended complaint. On May 23, 2023, Momentus filed a motion to dismiss the amended complaint. Separately, Khasis has requested an expedited trial in his claim for advancement of fees. On June 23, 2023, the Court of Chancery ordered that Khasis indemnification litigation will not be stayed pending the appeal of the Kokorich claim. Moreover, the Court of Chancery further ordered the parties to prepare a scheduling order to the Court which includes all relevant deadlines to argue the Company’s motion to dismiss and Khasis’ expedited motion for advancement concurrently. On October 17, 2023, the parties reached an agreement to stay the proceeding until January 1, 2024. On October 18, 2023, the Company conditionally paid Mr. Khasis $0.1 million related to Mr. Khasis’ legal expenses. In response to the Court’s request for a status update, the Plaintiff moved to voluntarily dismiss its complaint without prejudice, which Momentus did not oppose. On November 26, 2024, the Court granted Plaintiff’s motion.
Corporate Information
We were incorporated in the State of Delaware in May 2019 as a special purpose acquisition company under the name Stable Road Acquisition Corp. On November 13, 2019, we completed our initial public offering. On August 12, 2021, we consummated the Business Combination with Legacy Momentus pursuant to the Merger Agreement. In connection with the Business Combination, we changed our name from Stable Road Acquisition Corp. to Momentus Inc.
Our principal executive offices are located at 3901 N. First Street, San Jose, CA 95134. Our telephone number is (650) 564-7820. Our website address is www.momentus.space. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Momentus, the Momentus logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Momentus. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.
Implications of Being an Emerging Growth Company
As a company with less than $1.235 billion in revenues during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include, but are not limited to:
•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;
•
an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about our executive compensation arrangements; and
•	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.
We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make the Common Stock less attractive to investors.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following November 13, 2024, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

THE OFFERING
Common Stock we are offering
230,000 shares
Warrants offered by us
The purchaser of the Common Stock and Pre-Funded Warrants in this offering will also receive Warrants to purchase 100% of the number of shares of the Common Stock and Pre-Funded Warrants purchased by such investor in this offering, or accompanying Warrants to purchase up to an aggregate of 800,000 shares of Common Stock. We will receive gross proceeds from the Warrants solely to the extent such Warrants are exercised for cash. The Warrants will be exercisable immediately. The Warrants will expire on the 5-year anniversary of the original issuance date at an exercise price of $6.08 per share of Common Stock.
This prospectus also relates to the Common Stock issuable upon exercise of the Warrants.
Pre-Funded Warrants offered by us
We are also offering, in lieu of Common Stock, Pre-Funded Warrants to purchase up to 570,000 shares of the Common Stock. The purchase price of each Pre-Funded Warrant and accompanying Warrant equals $6.19999, which is the price per share of the Common Stock and one Warrant being sold in this offering, minus $0.00001, and the exercise price of each Pre-Funded Warrant is $0.00001 per share. Each Pre-Funded Warrant will be exercisable at any time after the date of issuance, subject to an ownership limitation, and do not expire until exercised in full. See “Description of the Securities We Are Offering—Pre-Funded Warrants.” This prospectus also relates to the shares of the Common Stock issuable upon exercise of the Pre-Funded Warrants.
Common Stock outstanding after this offering
2,982,881 shares (assuming the exercise in full of the Pre-Funded Warrants and no exercise of the Warrants or Placement Agent Warrants offered hereby).
Use of proceeds
We estimate that the proceeds from this offering will be approximately $4.5 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, research and development expenditures, acquisitions of additional companies or technologies and investments. We may temporarily invest the net proceeds in investment-grade, interest-bearing securities until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, we will retain broad discretion over the allocation of net proceeds.
Placement Agent Warrants
The registration statement of which this prospectus is a part also registers for sale 40,000 shares of Common Stock underlying the Placement Agent Warrants, which equals 5% of the shares of Common Stock and Pre-Funded Warrants sold in this offering, as a portion of the Placement Agent’s compensation in connection with this offering. The Placement Agent Warrants will be immediately exercisable for a term of five years from the date of issuance at an exercise price of $6.82. We are registering the Placement Agent Warrants and the shares of Common Stock underlying the Placement

Agent Warrants in the registration statement of which this prospectus is a part. See “Plan of Distribution—Placement Agent Warrants” on page 27 of this prospectus for a description of the Placement Agent Warrants.
Lock-up Agreements
The Company and our directors and executive officers have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Stock or securities convertible into or exercisable or exchange for Common Stock during the applicable lock-up period. See “Plan of Distribution” for more information.
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Nasdaq Stock Market Symbols
The Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”
Unless otherwise indicated, the number of shares of the Common Stock to be outstanding after this offering is based on 2,182,881 shares of Common Stock outstanding as of December 17, 2024, and excludes, as of that date, the following (each on a pre-Reverse Stock Split basis):
•	5,808,538 shares of Common Stock issuable upon the exercise of the November 2023 Warrants;
•	225,450 shares of Common Stock issuable upon the exercise of outstanding private placement warrants to purchase shares of Common Stock at an exercise price of $575.00 per share;
•	172,500 shares of Common Stock issuable upon the exercise of outstanding publicly traded warrants to purchase shares of Common Stock at an exercise price of $575.00 per share;
•
7,832 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock granted under the Momentus Inc. Amended and Restated 2018 Stock Plan and the Space Apprentices Enterprise Inc. 2018 Stock Plan (the “Prior Stock Plans”);

•
58,360 shares of Common Stock subject to unvested restricted stock units, 9,271 shares of Common Stock subject to vested deferred restricted stock units, 11,578 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock, and 327,272 shares of the Common Stock reserved for future grants under the Momentus Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

•	83,373 shares of Common Stock reserved for purchases under the Momentus Inc. 2021 Employee Stock Purchase Plan (the “ESPP”); and
•
15,735 shares of Common Stock subject to unvested restricted stock units and 115,089 shares of the Common Stock reserved for future grants under the Momentus Inc. 2022 Inducement Equity Plan (the “2022 Plan”).

RISK FACTORS
Investing in the Common Stock involves a high degree of risk. Prior to making a decision about investing in the Common Stock, you should consider carefully the specific risk factors discussed in this section and above under “Cautionary Note Regarding Forward-Looking Statements,” under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on June 6, 2024, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including Form 10-K/A filed on September 16, 2024 and any prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial conditions, results of operations, stock price and prospectus could be materially and adversely affected. In that even, the price of the Common Stock could decline, and you could lose part or all of your investment.
We may not currently or in the future be able to continue as a going concern.
The financial statements incorporated by reference in this prospectus have been prepared on a going concern basis of accounting which assumes that we will continue as a going concern, and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on the Company’s ability to generate revenues and raise capital. To date, the Company has not generated sufficient revenues to provide cash flows that enable the Company to finance its operations internally. In connection with an evaluation conducted by the Company’s management during the preparation of this report, management concluded that there were conditions and events which raised substantial doubt as to the Company’s ability to continue as a going concern within twelve months after the date of the issuance of the financial statements included in this report.
The uncertainty regarding our ability to continue as a going concern could materially adversely affect our share price and our ability to service our indebtedness, raise new capital or enter into commercial transactions. To address these matters, the Company may take actions that materially and adversely affect our business, including significant reductions in research, development, administrative and commercial activities, reduction of our employee base, and ultimately curtailing or ceasing operations, any of which could materially adversely affect our business, financial condition, results of operations and share price. In addition, doubts about our ability to continue as a going concern could impact our relationships with customers, vendors and other third parties and our ability to obtain, maintain or renew contracts with them, or negatively impact our negotiating leverage with such parties, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, any loss of key personnel, employee attrition or material erosion of employee morale arising out of doubts about our ability to operate as a going concern could have a material adverse effect on our ability to effectively conduct our business and could impair our ability to execute our strategy and implement our business objectives, thereby having a material adverse effect on our business, financial condition and results of operations.
If we fail to comply with the continued listing requirements of Nasdaq we face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.
On March 27, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of the Common Stock, the Company was not in compliance with the requirement to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Original Notice”). At that time, the Company was provided a compliance period of 180 calendar days from the date of the Original Notice, or until September 23, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).
As the Company did not regain compliance with the Minimum Bid Price Requirement by September 23, 2024, and it was determined that the Company is not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b), the Company received a delisting determination letter on September 24, 2024 (the “Delisting Determination Letter”).

The Company also received deficiency letters on May 23, 2024 and August 21, 2024, respectively, from the Staff notifying the Company that the Company had not filed its Form 10-Q for the periods ending March 31, 2024 and June 30, 2024, respectively, as required for continued listing on the Nasdaq under Nasdaq Listing Rule 5250(c)(1) (the “Periodic Reporting Requirement”). Pursuant to Nasdaq Listing Rule 5810(d)(2), the failures to comply with the Periodic Reporting Requirement individually became additional and separate bases for delisting.
On October 15, 2024, the Company filed its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, resolving two of the deficiencies previously identified by Nasdaq.
On October 17, 2024, the Company received further notice from the Listing Qualifications Department of Nasdaq notifying the Company that it was not in compliance with the requirements of Nasdaq Listing Rule 5550(b) as a result of not having a minimum of $2,500,000 in stockholders’ equity for continued listing as of June 30, 2024, a market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
As permitted by Nasdaq rules, the Company timely requested a hearing before a Nasdaq Hearing Panel (the “Panel”) to appeal Nasdaq’s delisting determination. The Company requested and received a stay of the suspension of trading and delisting of the Common Stock pending the conclusion of the hearing process, which allows the Common Stock to remain listed on Nasdaq at least until the Panel renders a decision following the hearing. The hearing before the Panel was held on November 14, 2024, at which the Company requested a suspension of delisting pending its return to compliance. The Company called a special meeting of stockholders on December 2, 2024 where the stockholders approved a reverse stock split, should it be necessary, as part of the Company’s plan to regain compliance with Nasdaq rules.
There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other applicable Nasdaq listing rules, that the Company will be able to successfully implement a reverse stock split if it decides to pursue one, that the Panel will grant the Company’s request for a suspension of delisting on Nasdaq, or that the Company’s appeal of the delisting determination will be successful.
If we fail to regain compliance with Nasdaq’s listing rules, the Common Stock could be subject to suspension and delisting. If the Common Stock loses its listing on the Nasdaq Capital Market, the Common Stock would likely trade in the over-the-counter market. If the Common Stock were to trade on the over-the-counter market, selling the Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event the Common Stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in the Common Stock, further limiting the liquidity of such shares. A determination that the Common Stock is a “penny stock” would require brokers trading in the Common Stock to adhere to even more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Common Stock. These factors could result in lower prices and larger spreads in the bid and ask prices for the Common Stock. Such delisting from the Nasdaq Capital Market and continued or further declines in the price of shares of the Common Stock could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.
Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
We intend to use the net proceeds from this offering for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, research and development expenditures, acquisitions of additional companies or technologies and investments. From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make any acquisition, investment, or repayment and refinancing of debt probable.
However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the Common Stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of the Common Stock to decline.

Future sales and issuances of the Common Stock could cause our stock price to fall.
Sales of a substantial number of shares of the Common Stock by our existing stockholders in the public market, or the perception that these sales might occur, could depress the market price of the Common Stock and could impair our ability to raise additional capital through the issuance of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of the Common Stock.
Any issuance of equity we may undertake in the future to raise additional capital could cause the price of the Common Stock to decline, or require us to issue shares at a price that is lower than that paid by holders of the Common Stock in the past, which would result in those newly issued shares being dilutive. In addition, future investors could gain rights superior to existing stockholders, such as liquidation and other preferences. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities will likely have rights senior to the rights of a common stockholder, which could impair the value of the Common Stock.
We also have stock options and warrants outstanding to purchase shares of our capital stock. Our stockholders may incur dilution upon exercise of any outstanding stock options and warrants.
This is a reasonable best efforts offering, with no minimum amount of securities required to be sold, and we may sell fewer than all of the securities offered hereby.
The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth on the cover page of this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.
Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.
We have not specified a minimum offering amount nor have or will we establish an escrow account in connection with this offering. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.
You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of the shares of Common Stock and Pre-Funded Warrants offered in this offering and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $0.479 per share. In addition, our outstanding stock options, warrants and convertible notes are convertible into or exercisable for shares of the Common Stock. To the extent that such securities are exercised or converted into shares of the Common Stock, investors purchasing our securities in this offering may experience further dilution.
We need additional capital and any additional capital we seek may not be available in the amount or at the time we need it.
We need to raise funds in the future to execute our business plan. We may seek to raise additional capital to expand our business, pursue strategic investments, and take advantage of financing or other opportunities that we believe to be in our best interests and the interests of our stockholders. Additional capital may be raised through the sale of common or preferred equity or convertible debt securities, entry into debt facilities or other third-party funding arrangements. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of the Common Stock. Agreements entered into in connection with such capital raising activities could contain covenants that would restrict our operations or require us to relinquish certain rights. Additional capital may not be available on reasonable terms, or at all. If we cannot timely raise any needed funds, we may be forced to reduce our operating expenses, which could adversely affect our ability to implement our long-term strategic roadmap and grow our business. Our ability to raise capital through the sale of securities may be limited by our inability to utilize a registration statement on Form S-3 to raise capital until October 2025 due to the late filing of our Annual Report on Form 10-K for the year ending December 31, 2023, the late filing of our Quarterly Report on Form 10-Q for the quarter ending March 31, 2024, and the late filing of our Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.
The market price of the Common Stock has been, and may continue to be, volatile, which could reduce the market price of the Common Stock.
The publicly traded shares of the Common Stock have experienced, and may experience in the future, significant price and volume fluctuations. During the 12 months ended December 16, 2024, the market price of the Common Stock has ranged from a high of $8.50 per share to a low of $5.20 per share. This market volatility could reduce the market price of the Common Stock without regard to our operating performance. In addition, the trading price of the Common Stock could change significantly in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting the space transportation industry generally, changes in national or regional economic conditions, changes in securities analysts’ estimates for us or our competitors’ or industry’s future performance or general market conditions, making it more difficult for shares of the Common Stock to be sold at a favorable price or at all. The market price of the Common Stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.
There is no public market for the Pre-Funded Warrants or the Warrants being offered in this offering.
There is no public trading market for the Pre-Funded Warrants or the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Warrants on any securities exchange or nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.
Holders of Pre-Funded Warrants and Warrants purchased in this offering other than as specified in the Pre-Funded Warrants and Warrants will have no rights as stockholders of the Company until such holders exercise their Pre-Funded Warrants and/or Warrants and acquire Common Stock of the Company.
Until the holders of Pre-Funded Warrants and Warrants acquire shares of the Common Stock upon exercise of the Pre-Funded Warrants or Warrants, as applicable, holders of these warrants will have no rights with respect to the shares of the Common Stock underlying such Pre-Funded Warrants and Warrants, as applicable other than as specified in the Pre-Funded Warrants and Warrants. This includes any voting rights, dividends, or other rights as a stockholder of the Company. Upon exercise of the Pre-Funded Warrants and the Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.
Significant holders or beneficial holders of the Common Stock may not be permitted to exercise Warrants that they hold.
A holder of a Warrant will not be entitled to exercise any portion of any Warrant which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the investor (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us. As a result, you may not be able to exercise your Warrants for shares of the Common Stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Warrants.
Significant holders or beneficial holders of the Common Stock may not be permitted to exercise Pre-Funded Warrants that they hold.
A holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrant which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of the Common Stock beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of our securities beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of our securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of the Common Stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Pre-Funded Warrants.
The Pre-Funded Warrants and Warrants are speculative in nature.
The Pre-Funded Warrants and Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Common Stock and pay an exercise price of $6.08 per share, subject to certain adjustments. The Warrants will expire in five years from the original issuance date, after which each time any unexercised Warrants will expire and have no further value. Holders of Pre-Funded Warrants have identical rights, except that the Pre-Funded Warrants have an exercise price of $0.00001 and do not expire until exercised in full. Moreover, following this offering, the market value of the Pre-Funded Warrants and Warrants is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants and Warrants will equal or exceed their imputed offering price. The Pre-Funded Warrants and Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Warrants and consequently, whether it will ever be profitable for holders of the Warrants to exercise the warrants.
We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.
In certain situations, each Pre-Funded Warrant and Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Pre-Funded Warrant or Warrant. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.
We may be required to issue additional shares of Common Stock in connection with the Reverse Stock Split and we may be subject to potential liability if it is determined that we are required to issue such shares and we fail to issue such shares on a timely basis.
In connection with the approval of the Reverse Stock Split, we agreed that no fractional shares will be issued in connection with the Reverse Stock Split and that we would issue one full share of the post-Reverse Stock Split Common Stock to any shareholder who would have been entitled to receive a fractional share as a result of the process. We are aware of occurrences in recent months for other companies completing a reverse stock split whereby the number of shares of common stock that other companies needed to issue in connection with the rounding of shares for a reverse stock split was higher than estimated prior to the reverse stock split. We may be liable for more shares of Common Stock due to the rounding of shares in connection with the Reverse Stock Split than expected, and we may face potential liability for our failure to issue the shares of Common Stock if we choose to begin an inquiry into the calculations with the Depository Trust & Clearing Corporation and if it is determined that we are required to issue such shares.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $4.5 million, after deducting the Placement Agent’s fees and estimated offering expenses payable by us. However, because this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, Placement Agent’s fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the Securities we are offering.
We intend to use the net proceeds from this offering (i) to repay indebtedness in which the Company borrowed $2.0 million with a maturity date of September 19, 2025, and may be prepaid at any time on or before January 13, 2025 for $2.4 million and at any time thereafter through the maturity date for $2.7 million (the “December 2024 Loan”), and (ii)  for general corporate purposes, which may include the development of our orbital transfer and satellite bus vehicles, research and development efforts relating to these vehicles, working capital, capital expenditures, repayment and refinancing of debt, research and development expenditures, acquisitions of additional companies or technologies and investments. From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make any acquisition, investment, or repayment and refinancing of debt probable.
Other than repayment of the December 2024 Loan, we have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of this offering.
MARKET INFORMATION
On August 13, 2021, our Class A common stock and public warrants to purchase our Class A common stock began trading on the Nasdaq Global Market under the symbols “MNTS” and “MNTSW”, respectively, until February 6, 2024. Effective February 7, 2024, our Class A common stock and public warrants to purchase our Class A common stock began trading on the Nasdaq Capital Market under the symbols “MNTS” and “MNTSW”, respectively.
As of December 17, 2024, there were 34 holders of record of our shares of Class A common stock. The actual number of stockholders of our Class A common stock is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares of Class A common stock are held in street name by banks, brokers and other nominees.

DILUTION
If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering. As of September 30, 2024, our historical net tangible book value was $(5.67) million, or $(0.222) per share (on a pre-Reverse Stock Split basis). Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the 25,540,419 shares of our Common Stock outstanding as of September 30, 2024 (on a pre-Reverse Stock Split basis).
Subsequent to September 30, 2024, an investor exercised pre-funded warrants to purchase 5,000,000 shares of Common Stock (on a pre-Reverse Stock Split basis) for $0.00001 per share. On a pro forma basis after giving effect to the issuance of these 5,000,000 shares (on a pre-Reverse Stock Split basis), as of September 30, 2024, our historical net tangible book value per share would have been $(0.186) per share (on a pre-Reverse Stock Split basis).
After giving effect to the pro forma adjustments set forth above and our issuance and sale of 800,000 shares of Common Stock and warrants in this offering at a public offering price of $6.20 per share, and after deducting estimated Placement Agent fees and estimated transaction expenses payable by us and assuming no sale of Pre-Funded Warrants, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been $(0.7) million, or $(0.24) per share. This represents an immediate increase in as adjusted net tangible book value per share of $2.36 to existing stockholders and immediate dilution of $6.438 in pro forma as adjusted net tangible book value per share to new investors purchasing Common Stock in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors.
The following table illustrates this dilution on a per share basis:

	Pro Forma As Adjusted Amounts (on a pre-Reverse Stock Split Basis)	After Giving Effect to 1-for-14 Reverse Stock Split
Public offering price per share	$0.443	$6.200
Historical net tangible book value per share as of September 30, 2024	$(0.186)	$(2.599)
Increase in as adjusted net tangible book value per share attributable to this offering	$0.169	$2.361
As adjusted net tangible book value per share after giving effect to this offering	$(0.017)	$(0.238)
Dilution in as adjusted net tangible book value per share to new investors in this offering	$0.460	$6.438

The table and discussion above excludes, as of September 30, 2024 (each on a pre-Reverse Stock Split basis):
•	5,808,538 shares of Common Stock issuable upon the exercise of the November 2023 Warrants;
•	225,450 shares of Common Stock issuable upon the exercise of outstanding private placement warrants to purchase shares of Common Stock at an exercise price of $575.00 per share;
•	172,500 shares of Common Stock issuable upon the exercise of outstanding publicly traded warrants to purchase shares of Common Stock at an exercise price of $575.00 per share;
•
7,832 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock granted under the Momentus Inc. Amended and Restated 2018 Stock Plan and the Space Apprentices Enterprise Inc. 2018 Stock Plan (the “Prior Stock Plans”);

•
84,929 shares of Common Stock subject to unvested restricted stock units, 9,493 shares of Common Stock subject to vested deferred restricted stock units, 11,578 shares of Common Stock issuable upon the exercise of outstanding options to purchase the Common Stock, and 325,519 shares of the Common Stock reserved for future grants under the Momentus Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

•	83,354 shares of Common Stock reserved for purchases under the Momentus Inc. 2021 Employee Stock Purchase Plan (the “ESPP”); and

•
23,286 shares of Common Stock subject to unvested restricted stock units and 115,036 shares of the Common Stock reserved for future grants under the Momentus Inc. 2022 Inducement Equity Plan (the “2022 Plan”).

To the extent any outstanding warrants, including the Pre-Funded Warrants and the Warrants are exercised, and/or options or other equity awards are exercised or become vested or any additional options or other equity awards are granted and exercised or become vested or other issuances of our Common Stock are made, there may be further economic dilution to new investors.
DIVIDEND POLICY
We have never paid any cash dividends on the Common Stock. Our board of directors currently intends to retain any future earnings to support operations and to finance the growth and development of our business and does not intend to pay cash dividends on the Common Stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors.

DESCRIPTION OF SECURITIES WE ARE OFFERING
Offering
We are offering shares of the Common Stock, Pre-Funded Warrants, and Warrants. The shares of the Common Stock and/or Pre-Funded Warrants and accompanying Warrants will be issued separately. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and the Warrants offered hereby.
Authorized and Outstanding Stock
Pursuant to the terms of our Second Amended and Restated Certificate of Incorporation, as amended, our authorized capital stock consists of:
•	250,000,000 shares of the Common Stock, $0.00001 par value per share; and
•	20,000,000 shares of undesignated Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
As of December 17, 2024, there were 2,182,881 shares of the Common Stock issued and outstanding and no shares of Preferred Stock outstanding.
Common Stock
Voting Power
Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of Common Stock will generally vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation, as amended.
The Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as amended (collectively, our “Organizational Documents”), established a classified board of directors (the “board”) that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of funds legally available if the board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board may determine.
We have not paid any cash dividends on the Common Stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition. The payment of any cash dividends will be within the discretion of the board at such time. In addition, the board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.
No Preemptive or Similar Rights
The holders of the Common Stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Fully Paid and Non-Assessable
All of the outstanding shares of Common Stock are fully paid and non-assessable.
Preferred Stock
Our board is authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. Our board can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
Our board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and may adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. There are no current plans to issue any shares of Preferred Stock.
Anti-Takeover Provisions
Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as amended, contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer, an acquisition of us by means of a proxy contest or otherwise, or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Organizational Documents Provisions
Provisions of our Organizational Documents could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors.
Our Second Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, as amended, provide for certain provisions that may have an anti-takeover effect:
•	a classified board of directors whose members serve staggered three-year terms;
•
the authorization of “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Common Stock;

•	a limitation on the liability of, and providing indemnification to, our directors and officers;
•
a requirement that special meetings of our stockholders can be called only by our board of directors acting by a written resolution by a majority of our directors then in office, the Chairperson of our board of directors, our Chief Executive Officer, or our Lead Independent Director;

•	a requirement of advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;
•	a requirement that our directors may be removed only for cause and by a two-thirds (2/3) vote of the stockholders;
•	a prohibition on stockholder action by written consent;
•
a requirement that vacancies on our board of directors may be filled only by a majority of directors then in office or by a sole remaining director (subject to limited exceptions), even though less than a quorum; and

•
a requirement of the approval of the board of directors or the holders of at least two-thirds of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation.

Limitation of Liability and Indemnification
Our Amended and Restated Bylaws, as amended, provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits the Second Amended and Restated Certificate of Incorporation, as amended, from limiting the liability of our directors for the following:
•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Second Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Amended and Restated Bylaws, as amended, we can purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our Organizational Documents, we have entered into an indemnification agreement with each member of our board and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of us, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Listing of Securities
The Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “MNTS” and “MNTSW,” respectively.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.
Pre-Funded Warrants
The following is a brief summary of certain terms and conditions of the Pre-Funded Warrants being offered by us. The following description is subject in all respects to the provisions contained in the Pre-Funded Warrants.
Overview
We are offering to the investors who purchase shares of Common Stock in this offering that would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase Pre-Funded Warrants, in lieu of shares that otherwise would result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock. Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.00001. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.
Form
The Pre-Funded Warrants will be issued as individual warrant agreements to each individual purchaser of a Pre-Funded Warrant. The form of Pre-Funded Warrant has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.
Term and Exercise Price
Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.00001 per share of Common Stock. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting the Common Stock and the exercise price.

Exercisability
The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 9.99% of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 9.99%, upon notice to us and effective sixty-one (61) days after the date such notice is delivered to us, may increase or decrease the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of shares of Common Stock outstanding immediately after exercise.
Cashless Exercise
If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Pre-Funded Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may only exercise its Pre-Funded Warrants (either in whole or in part), at such time by means of a cashless exercise in which the holder shall be entitled to receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Pre-Funded Warrants.
Transferability
Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.
Trading Market; Exchange Listing
We do not plan to apply to list the Pre-Funded Warrants on the Nasdaq Capital Market, any other national securities exchange, or any other nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are currently listed on the Nasdaq Capital Market under the symbol “MNTS.”
Fundamental Transaction
In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of the Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.
Rights as a Stockholder
Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of the Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Warrants
The following is a brief summary of certain terms and conditions of the Warrants being offered by us. The following description is subject in all respects to the provisions contained in the Warrants.
Form
The Warrants will be issued as individual warrant agreements to each individual purchaser of a warrant. The form of the Warrant has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus forms a part.
Term
The Warrants will expire on the date that is five years after the date of issuance.
Exercisability
The Warrants are exercisable upon issuance. The Warrants will expire on the 5-year anniversary of the original issuance date. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of the Common Stock purchased upon such exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance or resale of the shares of the Common Stock to be issued upon exercise of the Warrants, then as an alternative to payment of the exercise price in immediately available funds, the holder may elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of the Common Stock determined according to the formula set forth in the Warrant. No fractional shares of the Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the last closing trading price of the Common Stock on the exercise date or round up to the next whole share.
Exercise Limitations
Under the Warrant, we may not effect the exercise of any Warrant, and a holder will not be entitled to exercise any portion of any Warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Investor (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the Investor (together with its affiliates) to exceed 4.99% of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% provided that any increase shall not be effective until 61 days following notice from the holder to us.
Exercise Price
The exercise price per whole share of the Common Stock issuable upon the exercise of the Warrants is $6.08 per share of the Common Stock. The exercise price of the Warrants and the number of shares of the Common Stock issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock and also upon any distributions of assets, including cash, stock, or other property to our stockholders. The exercise price will not be adjusted below the par value of the Common Stock.
Fractional Shares
No fractional shares of Common Stock will be issued upon the exercise of the Warrants. Rather, we will, at our election, and in lieu of the issuance of such fractional share, either (i) pay cash in an amount equal to such fraction multiplied by the exercise price or (ii) round up to the next whole share issuable upon exercise of the Warrants.
Transferability
Subject to applicable laws, the Warrants may be offered for sale, sold, transferred, or assigned without our consent. The Warrants will be held in definitive form by the purchasers. The ownership of the Warrants and any transfers of the Warrants will be registered in a warrant register maintained by us or our transfer agent.

Trading Market; Exchange Listing
We do not plan to apply to list the Warrants on the Nasdaq Capital Market, any other national securities exchange, or any other nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Warrants are currently listed on the Nasdaq Capital Market under the symbol “MNTS.”
Fundamental Transactions
In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of the Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, upon consummation of such a fundamental transaction, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Warrants. In addition, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrant for the cash paid in the fundamental transaction in the amount of the Black Scholes value of the unexercised portion of the Warrant on the date of the consummation of the fundamental transaction.
No Rights as a Stockholder
Except by virtue of such holder’s ownership of shares of the Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of the Common Stock, including any voting rights or the rights to receive dividends, until the holder exercises the Warrant.
Placement Agent Warrants
As additional compensation to the Placement Agent, upon consummation of this offering, we will issue to the Placement Agent or its designees Placement Agent Warrants to purchase up to an aggregate of 40,000 shares of our Common Stock, which equals five percent (5%) of the number of shares of Common Stock and Pre-Funded Warrants sold in this Offering. The Placement Agent Warrants have substantially the same terms as the Warrants, except that the Placement Agent Warrants are exercisable at an exercise price per share equal to $6.82, equal to 110% of the assumed public offering price per share of Common Stock and accompanying Warrant. See “Plan of Distribution—Placement Agent Warrants.”

PLAN OF DISTRIBUTION
A.G.P./Alliance Global Partners has agreed to act as our exclusive placement agent in connection with this offering, subject to the terms and conditions of the placement agency agreement dated December 17, 2024. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. We may also enter into a securities purchase agreement directly with investors for the purchase our securities in this offering.
We will deliver the securities being issued to the investors in this offering upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We will deliver the securities being offered pursuant to this prospectus upon closing. We expect this offering to be completed not later than one (1) business day following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by us. We expect to deliver the securities being offered pursuant to this prospectus on or about December 18, 2024, subject to the satisfaction of customary closing conditions.
We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.
Fees and Expenses
We have engaged A.G.P./Alliance Global Partners as our exclusive Placement Agent in connection with this offering. This offering is being conducted on a reasonable best efforts basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total(2)
Offering price	$6.20	$6.19999	$4,959,994.30
Placement Agent’s fees(1)	$0.434	$0.43399	$347,199.60
Proceeds to us, before expenses	$5.766	$5.76599	$4,612,794.70

(1)	We have agreed to pay the Placement Agent a total cash fee equal to 7% of the gross proceeds of the offering.
(2)	Does not include potential proceeds from the exercise of the Warrants and/or Pre-Funded Warrants for cash, if any.
We have agreed to reimburse the Placement Agent at closing for legal expenses incurred by the Placement Agent in connection with this offering in an aggregate amount of up to $95,000 and non-accountable expense reimbursement in an amount of up to $10,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $150,646.
The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:
•	may not engage in any stabilization activity in connection with our securities; and
•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Placement Agent Warrants
The Placement Agent will receive Placement Agent Warrants to purchase up to 40,000 shares of Common Stock, which equals five percent (5%) of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold in the offering. The Placement Agent Warrants have substantially the same terms as the Warrants, including that they are immediately exercisable and will terminate five (5) years from the date of issuance, except that they are exercisable at an exercise price equal to 110% of the public offering price per share of Common Stock and accompanying Warrant. The Placement Agent Warrants will be registered as part of this registration statement, along with the shares of Common Stock issuable upon exercise of the Placement Agent Warrants. The Placement Agent Warrants do not have any piggyback or demand registration rights.
Right of First Refusal
For a period of twelve (12) months from the closing of the offering the Company will grant to the Placement Agent an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at Placement Agent’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve (12) month period for the Company, or any successor to or any subsidiary of the Company, on terms customary to the Placement Agent. The Placement Agent shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.
Lock-Up Agreements
Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, the Common Stock during a period ending ninety (90) days after the date of this prospectus, without first obtaining the written consent of A.G.P./Alliance Global Partners. Specifically, these individuals have agreed, in part, not to:
•
offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock;

•
enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our Common Stock, whether any such transaction is to be settled by delivery of shares of the Common Stock or other securities, in cash or otherwise;

•
make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company; or

•	publicly disclose the intention to do any of the foregoing.
Notwithstanding these limitations, these shares of Common Stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.
No Sales of Similar Securities
We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the prospectus, registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until thirty (30) days after the completion of this offering. We have also agreed not to enter into a variable rate transaction (as defined in the securities purchase agreement) for one year after the completion of this offering; provided, however, that thirty (30) days after the completion of this offering, the entry into and/or issuance of shares of Common Stock by us in an “at the market” offering with the Placement Agent as sales agent will not be deemed a variable rate transaction.

Discretionary Accounts
The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.
Listing
The Common Stock is listed on the Nasdaq Capital Market under the symbol “MNTS.”
There is no established public trading market for the Warrants or the Pre-Funded Warrants and we do not expect a market to develop for either security. Without an active trading market, the liquidity of the Warrants and the Pre-Funded Warrants will be limited. In addition, we do not intend to list the Warrants or the Pre-Funded Warrants on Nasdaq, any other national securities exchange, or any other trading system.
Other Activities and Relationships
The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
As stated above, the Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.
On September 11, 2023, we closed an offering of Common Stock and warrants in which we raised approximately $5,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive Placement Agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On October 4, 2023, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On November 9, 2023, we closed a warrant inducement offering in which we raised approximately $6,500,000 of gross proceeds. A.G.P./Alliance Global Partners served as the exclusive financial advisor in connection with the warrant inducement offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the warrant inducement offering $60,000 for legal expenses incurred by them in connection with the warrant inducement offering.
On January 17, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On March 7, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $4,000,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0%. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $75,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.
On September 17, 2024, we closed an offering of Common Stock and warrants in which we raised approximately $2,750,000 of gross proceeds. A.G.P./Alliance Global Partners served as our exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% and warrants to purchase 500,000 shares of Common Stock at an exercise price of $0.6325. In addition, we reimbursed A.G.P./Alliance Global Partners at the closing of the offering $125,000 for legal expenses incurred by them in connection with the offering and $10,000 for non-accountable expense reimbursement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Bradley Arant Boult Cummings LLP. Blank Rome LLP, New York, New York, is representing the Placement Agent in connection with this offering.
EXPERTS
The consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Frank, Rimerman + Co. LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2022, have been incorporated by reference in this prospectus, have been audited by Armanino LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We also maintain a website at www.momentus.space, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Momentus Inc.
Attn: John C. Rood
Chief Executive Officer
3901 N. First Street
San Jose, CA 95134
Telephone: (650) 564-7820

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and superseded this information. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC (Commission File No. 001-39128):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on June 6, 2024 (as amended on September 16, 2024);
•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, and June 30, 2024, filed with the SEC on October 15, 2024, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 14, 2024;

•	our Definitive Proxy Statements on Schedule 14A filed with the SEC on June 6, 2024 and October 29, 2024;
•
the description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on November 6, 2019, as amended by the description of the Registrant’s common stock contained in Exhibit 4.3 to the Annual Report filed with the Commission on March 8, 2022, and including any further amendment or report filed for the purpose of updating such description; and

•
our Current Reports filed on Form 8-K with the SEC on January 9, 2024, January 12, 2024, January 16, 2024, February 2, 2024, February 12, 2024, March 5, 2024, March 7, 2024, March 18, 2024, March 25, 2024, March 29, 2024, April 19, 2024, May 6, 2024, May 30, 2024, June 21, 2024, July 2, 2024, July 18, 2024, August 27, 2024, September 6, 2024, September 16, 2024, September 26, 2024, October 24, 2024, October 28, 2024, November 13, 2024, December 5, 2024, December 10, 2024, December 16, 2024 and December 17, 2024 and the Form 8-K/A filed on December 17, 2024.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement, and on or after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

230,000 Shares of Common Stock
Pre-Funded Warrants to Purchase up to 570,000 Shares of Common Stock
Warrants to Purchase up to 800,000 Shares of Common Stock
Placement Agent Warrants to Purchase up to 40,000 Shares of Common Stock,
Up to 1,410,000 Shares of Common Stock Issuable upon Exercise of Pre-Funded Warrants, Warrants and Placement Agent Warrants
PROSPECTUS
A.G.P.
December 17, 2024